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                                                           EXHIBIT 10.4

                                AGREEMENT


                Agreement made as of the 4th day of October, 1993,

      between Maritrans Inc., a Delaware corporation (the

      "Company"), and John C. Newcomb (the "Employee").

                WHEREAS, the Employee is presently employed by the

      Company as its Vice President, General Counsel and Secretary;

                WHEREAS, the board of directors of the Company

      recognizes that, as is the case with many publicly held

      corporations, the possibility of a change in control of the

      Company exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company;

                WHEREAS, the board of directors of the Company has

      determined that appropriate steps should be taken to

      reinforce and encourage the continued attention and

      dedication of key members of the Company's management to

      their assigned duties without distraction in the face of

      potentially disturbing circumstances arising from the

      possibility of a change in control of the Company; and

                WHEREAS, in order to induce the Employee to remain

      in the employ of the Company, the Company agrees that the

      Employee shall receive the compensation set forth in this

      Agreement as a cushion against the financial and career

      impact on the Employee in the event the Employee's employment
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      with the Company is terminated subsequent to a "Change of

      Control" (as defined in Section 1 hereof) of the Company;

                NOW, THEREFORE, in consideration of the foregoing

      and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

                1.   Definitions.  For all purposes of this

      Agreement, the following terms shall have the meanings

      specified in this Section unless the context clearly

      otherwise requires:

                (a)  "Affiliate" and "Associate" shall have the

      respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities

      Exchange Act of 1934, as amended (the "Exchange Act").

                (b)  "Base Compensation" shall mean the average of

      the total cash remuneration received by the Employee in all capacities with the Company, and its Subsidiaries or

      Affiliates, as reported for Federal income tax purposes on

      Form W-2, together with any and all salary reduction

      authorized amounts under any of the Company's benefit plans or programs, but excluding any amounts attributable to the exercise of stock options by the Employee under the Company's

      Equity Compensation Plan for the most recent full calendar year immediately preceding the calendar year in which occurs a Change of Control or the Employee's Termination Date,

      whichever is higher.
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                (c)  "Beneficial Owner" of any securities shall

      mean:

                (i)   that such Person or any of such Person's

      Affiliates or Associates, directly or indirectly, has the

      right to acquire (whether such right is exercisable

      immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding (whether or not in writing) or upon the exercise of conversion rights,

      exchange rights, rights, warrants or options, or otherwise;

      provided, however, that a Person shall not be deemed the

      "Beneficial Owner" of securities tendered pursuant to a

      tender or exchange offer made by such Person or any of such

      Person's Affiliates or Associates until such tendered

      securities are accepted for payment, purchase or exchange;

                (ii)  that such Person or any of such Person's

      Affiliates or Associates, directly or indirectly, has the

      right to vote or dispose of or has "beneficial ownership" of

      (as determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Exchange Act), including without limitation pursuant to any agreement, arrangement or

      understanding, whether or not in writing; provided, however,

      that a Person shall not be deemed the "Beneficial Owner" of any security under this subsection (ii) as a result of an

      oral or written agreement, arrangement or understanding to vote such security if such agreement, arrangement or

      understanding (A) arises solely from a revocable proxy given
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      in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable

      provisions of the General Rules and Regulations under the

      Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                (iii) where voting securities are beneficially

      owned, directly or indirectly, by any other Person (or any

      Affiliate or Associate thereof) with which such Person (or any of such Person's Affiliates or Associates) has any

      agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting

      (except pursuant to a revocable proxy as described in the

      proviso to subsection (ii) above) or disposing of any voting securities of the Company;

      provided, however, that nothing in this subsection (c) shall cause a Person engaged in business as an underwriter of

      securities to be the "Beneficial Owner" of any securities

      acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

                (d)  "Board" shall mean the board of directors of

      the Company.

                (e)  "Change of Control" shall be deemed to have

      taken place if (i) any Person (except the Company or any

      employee benefit plan of the Company or of any Affiliate, any
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      Person or entity organized, appointed or established by the

      Company for or pursuant to the terms of any such employee

      benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the

      aggregate of 20% or more of the common stock of the Company then outstanding); provided, however, that no "Change of

      Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such

      parties have agreed not to acquire more than 30% of the

      common stock of the Company  of the Common Stock of the

      Company then outstanding or to solicit proxies, or (ii)

      during any twenty-four month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election,

      or the nomination for election by the Company's shareholders,

      of at least seventy-five percent of the directors who were not directors at the beginning of such period was approved by a vote of at least seventy-five percent of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

                (f)  "Normal Retirement Date" shall mean the first

      day of the calendar month coincident with or next following the Employee's 65th birthday.

                (h)  "Person" shall mean any individual, firm,

      corporation, partnership or other entity.
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                (i)  "Subsidiary" shall have the meaning ascribed

      to such term in Rule 12b-2 of the General Rules and

      Regulations under the Exchange Act.

                (j)  "Termination Date" shall mean the date of

      receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may

      be.

                (k)  "Termination of Employment" shall mean the

      termination of the Employee's actual employment relationship with the Company.

                (l)  "Termination following a Change of Control"

      shall mean a Termination of Employment within two years after a Change of Control either:

                (i)   initiated by the Company for any reason other

      than (x) the Employee's continuous illness, injury or

      incapacity for a period of six consecutive months or (y) for

      "cause," which shall mean misappropriation of funds, habitual insobriety, substance abuse, conviction of a crime involving moral turpitude, or gross negligence in the performance of duties, which gross negligence has had a material adverse

      effect on the business, operations, assets, properties or

      financial condition of the Company and its Subsidiaries taken as a whole; or

                (ii)  initiated by the Employee upon one or more of

      the following occurrences:
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                (A)  any failure of the Company to comply with and

                satisfy any of the terms of this Agreement;

                (B)  any significant reduction by the Company of

                the authority, duties or responsibilities of the

                Employee;

                (C)  any removal by the Company of the Employee

                from the employment grade, compensation level or

                officer positions which the Employee holds as of

                the effective date hereof except in connection with

                promotions to higher office;

                (D)  the requirement that the Employee undertake

                business travel to an extent substantially greater

                than is reasonable and customary for the position

                the Employee holds.

                2.   Notice of Termination.  Any Termination

      following a Change of Control shall be communicated by a

      Notice of Termination to the other party hereto given in

      accordance with Section 14 hereof.  For purposes of this

      Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in

      this Agreement relied upon, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of the Employee's employment under the provision so

      indicated, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination
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      Date (which date shall not be more than 15 days after the

      giving of such notice).

                3.   Severance Compensation upon Termination.

                (a)  Subject to the provisions of Section 11

      hereof, in the event of the Employee's Termination following a Change of Control, the Company shall pay to the Employee,

      within fifteen days after the Termination Date (or as soon as possible thereafter in the event that the procedures set

      forth in Section 11(b) hereof cannot be completed within 15 days), an amount in cash equal to 1.5 times the Employee's

      Base Compensation.

                (b)  In the event the Employee's Normal Retirement

      Date would occur prior to 24 months after the Termination

      Date, the aggregate cash amount determined as set forth in

      (a) above shall be reduced by multiplying it by a fraction,

      the numerator of which shall be the number of days from the

      Termination Date to the Employee's Normal Retirement Date and

      the denominator of which shall be 730.

                4.   Other Payments.  The payment due under Section

      3 hereof shall be in addition to and not in lieu of any

      payments or benefits due to the Employee under any other

      plan, policy or program of the Company except that no

      payments shall be due to the Employee under the Company's

      then severance pay plan for employees.

                5.   Establishment of Trust.  The Company may

      establish an irrevocable trust fund pursuant to a trust
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      agreement to hold assets to satisfy its obligations

      hereunder.  Funding of such trust fund shall be subject to the Company's discretion, as set forth in the agreement

      pursuant to which the fund will be established.

                6.   Enforcement.

                (a)  In the event that the Company shall fail or

      refuse to make payment of any amounts due the Employee under

      Sections 3 and 4 hereof within the respective time periods provided therein, the Company shall pay to the Employee, in addition to the payment of any other sums provided in this

      Agreement, interest, compounded daily, on any amount

      remaining unpaid from the date payment is required under

      Section 3 and 4, as appropriate, until paid to the Employee,

      at the rate from time to time announced by Mellon Bank (East)

      as its "prime rate" plus 2%, each change in such rate to take effect on the effective date of the change in such prime

      rate.

                (b)  It is the intent of the parties that the

      Employee not be required to incur any expenses associated

      with the enforcement of his rights under this Agreement by arbitration, litigation or other legal action because the

      cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder.

      Accordingly, the Company shall pay the Employee on demand the amount necessary to reimburse the Employee in full for all expenses (including all attorneys' fees and legal expenses)
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      incurred by the Employee in enforcing any of the obligations of the Company under this Agreement.

                7.   No Mitigation.  The Employee shall not be

      required to mitigate the amount of any payment or benefit

      provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit

      provided for herein be reduced by any compensation earned by other employment or otherwise.

                8.   Non-exclusivity of Rights.  Nothing in this

      Agreement shall prevent or limit the Employee's continuing or future participation in or rights under any benefit, bonus,

      incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates and for which the

      Employee may qualify; provided, however, that the Employee hereby waives the Employee's right to receive any payments under any severance pay plan or similar program applicable to other employees of the Company .

                9.   No Set-Off.  The Company's obligation to make

      the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-

      off, counterclaim, recoupment, defense or other right which the Company may have against the Employee or others.

                10.  Taxes.  Any payment required under this

      Agreement shall be subject to all requirements of the law

      with regard to the withholding of taxes, filing, making of
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      reports and the like, and the Company shall use its best

      efforts to satisfy promptly all such requirements.

                11.  Certain Reduction of Payments.

                (a)  Anything in this Agreement to the contrary

      notwithstanding, in the event that it shall be determined

      that any payment or distribution by the Company to or for the benefit of the Employee, whether paid or payable or

      distributed or distributable pursuant to the terms of this

      Agreement or otherwise (a "Payment"), would constitute an

      "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the

      "Code"), the aggregate present value of amounts payable or distributable to or for the benefit of the Employee pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement

      Payments") shall be reduced (but not below zero) to the

      Reduced Amount.  The "Reduced Amount" shall be an amount

      expressed in present value which maximizes the aggregate

      present value of Agreement Payments without causing any

      Payment to be subject to the taxation under Section 4999 of the Code.  For purposes of this Section 11, present value

      shall be determined in accordance with Section 280G(d)(4) of the Code.

                (b)  All determinations to be made under this

      Section 11 shall be made by Ernst & Young (or the Company's independent public accountant immediately prior to the Change
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      of Control if other than Ernst & Young (the "Accounting

      Firm")), which firm shall provide its determinations and any supporting calculations both to the Company and the Employee within 10 days of the Termination Date.  Any such

      determination by the Accounting Firm shall be binding upon the Company and the Employee.  Within five days after this determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of the Employee such amounts as are then due to the Employee under this Agreement.

                (c)  As a result of the uncertainty in the

      application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Company which should not have been made

      ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made

      ("Underpayment"), in each case, consistent with the

      calculations required to be made hereunder.  Within two years after the Termination of Employment, the Accounting Firm

      shall review the determination made by it pursuant to the

      preceding paragraph.  In the event that the Accounting Firm determines that an Overpayment has been made, any such

      Overpayment shall be treated for all purposes as a loan to the Employee which the Employee shall repay to the Company together with interest at the applicable Federal rate
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      provided for in Section 7872(f)(2) of the Code (the "Federal

      Rate"); provided, however, that no amount shall be payable by the Employee to the Company if and to the extent such payment would not reduce the amount which is subject to taxation

      under Section 4999 of the Code.  In the event that the

      Accounting Firm determines that an Underpayment has occurred,

      any such Underpayment shall be promptly paid by the Company to or for the benefit of the Employee together with interest at the Federal Rate.

                (d)  All of the fees and expenses of the Accounting

      Firm in performing the determinations referred to in

      subsections (b) and (c) above shall be borne solely by the

      Company.  The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims,

      damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

                12.  Term of Agreement.  The term of this Agreement

      shall be for two years from the date hereof and shall be

      automatically renewed for successive one-year periods unless the Company notifies the Employee in writing that this

      Agreement will not be renewed at least sixty days prior to the end of the current term; provided, however, that (i)

      after a Change of Control during the term of this Agreement,

      this Agreement shall remain in effect until all of the
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      obligations of the parties hereunder are satisfied or have expired, and (ii) this Agreement shall terminate if, prior to a Change of Control, the employment of the Employee with the

      Company or any of its Subsidiaries, as the case may be, shall terminate for any reason, or the Employee shall cease to be an Employee.

                13.  Successor Company.  The Company shall require

      any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or

      substantially all of the business and/or assets of the

      Company, by agreement in form and substance satisfactory to the Employee, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in

      accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this

      Agreement in the same manner and to the same extent that the

      Company would be required to perform if no such succession or successions had taken place.  Failure of the Company to

      obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement.  As used in this Agreement, the Company shall mean the Company as

      hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

                14.  Notice.  All notices and other communications

      required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be
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      delivered personally or mailed by registered or certified

      mail, return receipt requested, or by overnight express

      courier service, as follows:

                If to the Company, to:

                     Maritrans Inc.
                     2600 One Logan Square
                     Philadelphia, PA  19103
                     Attention:  Corporate Secretary

                If to the Employee, to:

                     John C. Newcomb
                     7725 St. Martin Lane
                     Philadelphia, PA 19118

      or to such other names or addresses as the Company or the

      Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this

      Section; provided, however, that if no such notice is given by the Company following a Change of Control, notice at the last address of the Company or to any successor pursuant to

      Section 13 hereof shall be deemed sufficient for the purposes hereof.  Any such notice shall be deemed delivered and

      effective when received in the case of personal delivery,

      five days after deposit, postage prepaid, with the U.S.

      Postal Service in the case of registered or certified mail,

      or on the next business day in the case of overnight express courier service.

                15.  Governing Law.  This Agreement shall be

      governed by and interpreted under the laws of the

      Commonwealth of Pennsylvania without giving effect to any

      conflict of laws provisions.
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                16.  Contents of Agreement, Amendment and

      Assignment.

                (a)  This Agreement supersedes all prior

      agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by the Employee and approved by the Board and executed on the Company's behalf by a duly authorized officer.  The provisions of this Agreement may

      provide for payments to the Employee under certain

      compensation or bonus plans under circumstances where such plans would not provide for payment thereof.  It is the

      specific intention of the parties that the provisions of this

      Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been

      amended to correspond with this Agreement without further

      action by the Company or the Board.

                (b)  Nothing in this Agreement shall be construed

      as giving the Employee any right to be retained in the employ of the Company.

                (c)  All of the terms and provisions of this

      Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives,

      successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee and the Company
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      hereunder shall not be assignable in whole or in part by the

      Company.

                17.  Severability.  If any provision of this

      Agreement or application thereof to anyone or under any

      circumstances shall be determined to be invalid or

      unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or

      unenforceable provision or application.

                18.  Remedies Cumulative; No Waiver.  No right

      conferred upon the Employee by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in

      addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity.  No delay or

      omission by the Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be

      construed as a waiver thereof, including, without limitation,

      any delay by the Employee in delivering a Notice of

      Termination pursuant to Section 2 hereof after an event has occurred which would, if the Employee had resigned, have

      constituted a Termination following a Change of Control

      pursuant to Section 1(l)(ii) of this Agreement.

                19.  Miscellaneous.  All section headings are for

      convenience only.  This Agreement may be executed in several
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      counterparts, each of which is an original.  It shall not be necessary in making proof of this Agreement or any

      counterpart hereof to produce or account for any of the other counterparts.

                IN WITNESS WHEREOF, the undersigned, intending to

      be legally bound, have executed this Agreement as of the date first above written.



      Attest:                       MARITRANS INC.


          [Seal]


      /s/ John C. Newcomb            By /s/ Craig N. Johnson
      -------------------------        -------------------------
          Secretary


      /s/ Anna Richmond                /s/ John C. Newcomb
      -------------------------        -------------------------
      Witness                          John C. Newcomb
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